EXHIBIT 10.01

SIBLING ENTERTAINMENT GROUP, INC.

EMPLOYMENT AGREEMENT

– Revised December 1, 2006 –

James Cardwell
21-06 23rd Avenue, C3
New York, NY 11105

Dear Jay:

        Sibling Entertainment Group, Inc. (“Sibling”), a New York Corporation, currently having an address at 511 West 25th Street, Suite 503, New York, NY 10001, agrees to employ you and you agree to accept such employment on the terms and conditions set forth herein.

1)
TERM. The term of your employment hereunder shall commence on December 1, 2006 and, unless terminated by Sibling pursuant to paragraph 8 hereof, shall continue through and until December 31, 2008. The period from December 1, 2006 through December 31, 2008 (the “Employment Term”) notwithstanding any earlier termination pursuant to Paragraph 14.

2)	DUTIES/RESPONSIBILITIES/REPORTING

a)
General. Your title shall be “Chief Financial Officer and CFO” of Sibling. You shall have such duties and responsibilities as are consistent with the traditional positions of a CFO of a publicly traded entertainment company. You shall report solely and directly to the President and Board of Directors of Sibling through December 31, 2006 after which time your title shall be “Chief Operating Officer and COO” of Sibling and you shall have such duties and responsibilities as are consistent with the traditional positions of a COO of a publicly traded entertainment company.

b)
Services. Except as herein otherwise specified, during the Employment Term you shall devote your entire business time, attention and energies to the business of Sibling. You agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the President of Sibling or such other individual as may be designated by the President and Board of Directors of Sibling.

c)	Location. The principal place of business shall be in the greater metropolitan New York (Manhattan), New York area.

3)
EXCLUSIVITY. Except as otherwise provided herein, you hereby acknowledge and agree that your engagement with Sibling under this Agreement is exclusive and that during the Employment Term hereof you shall not, directly or indirectly, whether for compensation or otherwise, engage in any business that is competitive with the business of Sibling, or render any services of a business, commercial or professional nature to any other person or organization that is a competitor of Sibling or in a business similar to that of Sibling, without the prior written consent of Sibling, except you shall be permitted to render services for the following:

a)	Denver Civic Theatre, Inc. (“DCT”): It is understood that you currently serve as a member of the Board of Directors and the Chairman of the Board of the Denver Civic

Theatre, Inc. (a not-for-profit) organization in the State of Colorado and may perform all the duties and responsibilities under such appointment. Sibling encourages your participation and shall not restrict your involvement with other not-for-profit and charitable organizations including theatrical and performance based organizations provided such participation does not prohibit your duties to Sibling under this Agreement.

b)
Sibling Entertainment Inc. (“SEI”): It is understood that you currently serve as an officer and director of SEI a company organized and operated in a similar industry of Sibling that may hold investments in one or more entertainment companies, and you may continue to serve in such positions, except you shall not devote more than approximately ten percent (10%) of your professional working hours to SEI, and so long as SEI does not actively pursue, acquire the additional rights to any new entertainment projects that is deemed competitive with the business of Sibling, except for passive investment interests, limited partnership or limited liability membership interests.

c)
Other Prior Partnerships and Corporations: It is understood that you may own part or control singularly or with others, limited partnership, limited liabilities companies, or other corporations within the theatrical, film or entertainment industries that may own various residual rights, royalties and other income for which you may still possess certain legal responsibilities to such entities and their limited investors, except you shall not devote more than approximately five percent (5%) of your professional working hours towards such activities and responsibilities.

d)
Other Corporate Investments. The Exclusivity Provisions shall also not prohibit your ownership or services in connection with investments which you or members of your family or your charitable trusts or foundations (directly or indirectly) and future investments which (a) do not require devotion of a substantial amount of your personal professional services which shall include, without limitation, passive investment interests, limited partnership interests or limited liability membership interests and (b) other than Sibling, do not compete with Sibling’s business when the investment is made, provided however that you may own directly or indirectly up to 5% of a publicly held company, limited partnership interests, or limited liability membership interests or other passive investment interests in private companies even if it does compete with Sibling’s business.

4)	COMPENSATION.

a)	SALARY. For all the services rendered by you in any capacity hereunder, Sibling agrees to pay you the following:

i)
For the period between December 1, 2006 and December 31, 2006 Sibling agrees to pay you two semi-monthly payments of Six Thousand ($6,000) dollars (1/12 x $120,000) equivalent to One Hundred Twenty Thousand Dollars ($120,000) per annum

ii)
For the period between January 1, 2007 and December 31, 2008, Sibling agrees to pay you the sum of One Hundred Sixty-Five Thousand Dollars ($165,000) per annum (“Salary”) in accordance with Sibling’s then effective payroll practices.

iii)
Your Salary will be reviewed every six (6) months both during the first quarter of Sibling’s fiscal year and the first quarter of each calendar year during the Employment Term, commencing with Sibling’s first quarter beginning after June 30, 2006, and

iv)
Your Salary will, at that time, shall increase by a percentage that is generally consistent with the range of percentages by which the salaries of other comparable executives are then increased, but no less than six ( 6%) percent bi-annually.

b)	ANNUAL BONUS. In addition to your Salary, you shall be entitled to receive bonus compensation for each of the fiscal years during the Employment Term, determined and payable as follows (“Bonus”):

i)	Your Bonus for each of the fiscal years during the Employment Term will be based upon a measurement of performance against objectives as established and determined by the Board of Directors.

ii)
Your Bonus as determined above shall not be less than two (2%) percent of the “Pre-Tax Profits” (as defined in Exhibit A), if any, and shall be payable to you in accordance with the terms and conditions of that certain Sibling Bonus Plan attached hereto and incorporated herein by this reference as Exhibit A.

iii)	Your Bonus for any fiscal year shall be payable with sixty (60) days after the end of each fiscal year of Sibling.

c)	SIGNING BONUS. In addition to Salary you will be entitled to a Twenty Thousand ($20,000) dollars signing bonus payable in two installments:

i)	Ten Thousand ($10,000) dollars within thirty (30) days of the signing of this Agreement; and

ii)	Ten Thousand ($10,000) dollars on the first (1st) anniversary or this Agreement.

d)
BENEFITS. You shall be entitled to participate in such vacation, medical, dental and life insurance, 401(k), pension and other plans as Sibling may have or establish from time to time and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require Sibling to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. It is further understood and agreed that all benefits you may be entitled to as an employee of Sibling shall be based upon your Salary, as set forth above, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.

e)
BUSINESS EXPENSES. During your employment with Sibling, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to comparable executives of Sibling.

5)	CONFIDENTIAL INFORMATION and OTHER RESTRICTIONS.

a)
Confidential Agreement. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Sibling, Sibling or any of Sibling’s affiliates (except as may be required by law or in the performance of your duties hereunder consistent with Sibling’s policies) and that you will comply with any confidentiality obligations of Sibling or Sibling to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which

i)	is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or

ii)	is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

6)
NO EMPLOYEE SOLICITATION. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Sibling, Sibling or any of Sibling’s affiliates.

7)
SIBLING OWNERSHIP. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Sibling, Sibling and/or any of Sibling’s affiliates and any works in progress, shall be works-made-for-hire and Sibling shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Sibling determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Sibling under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Sibling, and Sibling shall have the right to use the same in perpetuity throughout the universe in any manner Sibling determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Sibling, do any and all things which Sibling may deem useful or desirable to establish or document Sibling’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Sibling of any rights of ownership to which Sibling may be entitled by operation of law by virtue of Sibling being your employer.

8)	LITIGATION. You agree that, during the Employment Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding,

i)
You shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Sibling or Sibling or any of their officers, directors, agents, employees, suppliers or customers, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Sibling’s General Counsel, and

ii)
In the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Sibling’s General Counsel.

9)
NO RIGHT TO GIVE INTERVIEWS OR WRITE BOOKS, ARTICLES, ETC. You agree that during the Employment Term and for a period of one (1) year thereafter, except as authorized by Sibling or Sibling, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Sibling, Sibling or any of Sibling’s affiliates or any of their officers, directors, agents, employees, suppliers or customers.

10)
RETURN OF PROPERTY. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Sibling shall remain the exclusive property of Sibling. In the event of the termination of your employment for any reason, Sibling reserves the right, to the extent permitted by law and in addition to any other remedy Sibling may have, to deduct from any monies otherwise payable to you the following:

i)	the full amount of any debt you owe to Sibling, Sibling or any of Sibling’s affiliates at the time of or subsequent to the termination of your employment with Sibling, and

ii)
the value of the Sibling property which you retain in your possession after the termination of your employment with Sibling. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent. You acknowledge and agree that the foregoing remedy shall not be the sole and exclusive remedy of Sibling with respect to a breach of this paragraph.

11)
NON-DISPARAGEMENT. You agree that you shall not, during the Employment Term and for a period of one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of Sibling, Sibling or any of Sibling’s affiliates or any of their officers, directors, agents or employees.

12)	FAMILY LEAVE POLICY & RIGHTS.

a)
Regardless of Sibling’s status or qualification under the Family Leave Act of 1993 (the “Act”), you will be entitled to all rights and benefits required under this Act including, but not limited to the following:

i)	Birth and or child care of the newborn child of the employee

ii)	Placement through foster care or adoption of a child with the employee

iii)	To care for an immediate family member with a serious health condition

iv)	If the employee is unable to work because of a serious medical condition.

b)
Partial Paid Family Leave Policy. In addition to any rights provided under Paragraph 12 a), you will also be entitled to up to fifteen (15) weeks of partially paid leave at two-thirds (2/3) of your normal base salary. All other benefits including insurance, bonuses and other rights shall be continued at their full amounts as defined by this agreement.

c)
Sibling may reduce the amount received under Paragraph 12 b) by any amount you may receive through any compensation or award received under Paragraph 13, or through your participation in any disability insurance plan or program.

d)	After 15 weeks, you shall have the absolute right to return to work in same position with the same duties regardless of any limitation that may be available to Sibling under the Act.

13)
PERMANENT DISABILITY. If, for any reason including physical, mental illness, failure, refusal or other inability, you cannot perform a majority of your usual duties for a period of longer than 120 consecutive days, Sibling’s obligation to pay Salary shall be reduced to fifty (50%). If your disability and inability to perform your duties exceeds 180 consecutive days, Sibling may terminate this Agreement effective upon 30 days prior written notice to you. In such event, Executive shall be entitled to receive:

i)	Fifty (50%) Percent of your Salary continued for a period of 6 months or the expiration of the Term, whichever occurs first; and

ii)
a prorated portion of Bonus Compensation, if any, otherwise payable pursuant to this Agreement or any partial fiscal year that has occurred prior to the effective date of termination, whichever is greater; and

iii)	any insurance previously provided for a period of 6 months or the expiration of the Term, whichever occurs first.

iv)
Disagreement as to the anticipation of a permanent disability/suspension and/or the date such permanent disability/suspension commenced shall be settled by the majority decision of 3 neutral arbitrators (or, if applicable, licensed physicians) one to be selected by each party to the dispute, the two thus appointed shall choose the third, and the three thus appointed shall constitute the board of arbitration. Such board, acting by majority vote within 30 days after choosing the third arbitrator, shall resolve such disagreement and their decision shall be final and binding on you, Sibling and any other person with an interest in the matter.

14)	TERMINATION.

a)
“CAUSE.” In the event of “Cause” (as defined below), Sibling may terminate this Agreement at any time effective upon delivery of written notice to Executive. In such event, all of Sibling’s obligations hereunder will immediately terminate without further liability. Moreover, you shall not be entitled to receive any severance, fringe benefits, compensation or other such rights, nor shall you be entitled to receive a pro-rata portion of Bonus Compensation otherwise payable pursuant to this Agreement. For purposes of this Agreement “Cause” shall include, but is not limited to:

i)
fraud, felonious conduct or dishonesty or (ii) willful misconduct or gross negligence in the performance of your duties hereunder; provided, however, that bona fide disagreements or disputes as to expense reimbursement shall not be deemed fraud or felonious conduct or your breach of any material provision of this Agreement; or

ii)	breach of any material provision of this Agreement or any other material agreement between Sibling and you.

b)
“WITHOUT CAUSE.” Notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated by Sibling prior to expiration of the Term for any reason other than pursuant to Paragraphs 14 a) for Cause, this Agreement shall be deemed to have been terminated “Without Cause” and you shall be entitled to receive all of the compensation, rights and benefits described in this Agreement through the expiration of the Term as if this Agreement were in full force.

c)	You must receive 30 days prior written notice of termination regardless of the reason for termination.

d)
CHANGE IN CONTROL. Notwithstanding anything contained herein to the contrary, the terms and conditions of this Agreement, you are permitted to terminate this Agreement Without Cause following a “Change In Control” (as defined below) and shall be entitled to receive all of the compensation, rights and benefits described in this Agreement following the effective date of termination or through the expiration of the Employment Term, whichever is longer, and the severance described in Paragraph 15, as if this Agreement were in full force. If any other Officer’s options are acquired pursuant to a Change In Control, your options will be acquired on terms and at all times at least equal to any other Officer.

“CHANGE IN CONTROL.” For purposes of this Agreement “Change In Control” shall mean and be deemed to have occurred on the earliest of the following dates:

i)	the date, pursuant to Section 13(d) of the Act and the rules promulgated thereunder, a person shall have acquired beneficial ownership of more than 45% of the Voting Stock;

ii)
the date the persons who were members of the Board at the beginning of any 24-month period shall cease to constitute a majority of the Board, unless the election, or the nomination for election by Sibling’s shareholders, of each new director was approved by two-thirds of the members of the Board then in office who were in office at the beginning of the 24-month period; or

iii)
the date Sibling’s shareholders shall approve a definitive agreement (a) to merge or consolidate Sibling with or into another corporation, unless the holders of Sibling’s capital stock immediately before such merger or consolidation will, immediately following such merger or consolidation, hold as a group on a fully-diluted basis the ability to elect at least a majority of the directors of the surviving corporation (assuming cumulative voting, if applicable), or (b) to sell or otherwise dispose of all or substantially all the assets of Sibling.

e)
YOUR RIGHT TO TERMINATE FOR GOOD REASON. During the Term, you shall be entitled to terminate your employment with Sibling for “Good Reason” (as defined below) following a Change In Control. For purposes of this Agreement “Good Reason” shall mean any of the following events which occurs without your express written consent:

i)
the assignment of any duties inconsistent with your status as an Officer or a substantial alteration in the nature or status of your responsibilities from those in effect immediately prior to a Change In Control other than any such alteration primarily attributable to the fact that Sibling may no longer be a public company;

ii)	a reduction by Sibling in Base Salary;

iii)
the relocation of Sibling’s principal offices to a location more than 35 miles from the current locale or Sibling’s requiring you to be based anywhere other than Sibling’s principal offices except for required travel on Sibling’s business to an extent substantially consistent with your present travel obligations;

iv)	the failure by Sibling to continue in effect without material change any compensation or benefit plan in which you are entitled to participate, or the failure by Sibling to continue your participation therein, or the taking of any action by Sibling which would directly or indirectly materially reduce any of the benefits of such plans enjoyed by you at the time of the Change In Control, or the failure by Sibling to provide you with the number of paid vacation days to which you is entitled hereunder, or the taking of any other action by Sibling which materially adversely changes the conditions or perquisites of your employment;

v)	the failure of Sibling to obtain a satisfactory agreement from any successor to assume and agree to perform the Services contemplated by this Agreement;

vi)	the failure of Sibling to maintain adequate D&O insurance coverage pursuant to the terms of this Agreement; or

vii)	the breach by Sibling of any material term of this Agreement.

15)	SEVERANCE. Upon expiration of the Employment Term, Executive shall be entitled to receive:

a)	Base Salary continuation for a period of 6 months; and

b)	a prorated portion of Bonus Compensation, if any, otherwise payable for 6 months or any partial fiscal year that has occurred prior to the expiration of the Employment Term, whichever is greater; and

c)	Insurance continuation for a period of 6 months.

d)
TERMINATION OF BENEFITS. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance), coverage under all Sibling benefit plans and programs (including, without limitation, vacation, 401(k) plan, the pension plans, long-term disability plans, car insurance and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

16)	DEATH. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs and any pro-rated Bonus.

17)
EQUAL OPPORTUNITY EMPLOYER. You acknowledge that Sibling is an equal opportunity employer. You agree that you will comply with Sibling policies and applicable federal, state, and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

18)
NOTICES. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of Sibling, to the attention of the General Counsel of Sibling. Any notice given by mail shall be deemed to have been given three days following such mailing.

19)
ASSIGNMENT. This is an Agreement for the performance of personal services by you and may not be assigned by you. Sibling or Sibling may assign this Agreement to Sibling or any affiliate of Sibling or any purchaser of all or substantially all of the assets of Sibling or Sibling or any successor in interest to Sibling or Sibling.

20)	GOVERNING LAW. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Texas.

21)
NO IMPLIED CONTRACT. Nothing contained in this Agreement shall be construed to impose any obligation on Sibling to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

22)
ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

23)
VOID PROVISIONS. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

* * * * *

        If the foregoing correctly sets forth our understanding, please sign and date one copy of this letter and return it to the undersigned whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

SIBLING ENTERTAINMENT GROUP

By:_____________________	_____________________
Print: Mitchell Maxwell ITS: President	Date

ACCEPTED AND AGREED:

By:_____________________	_____________________
James Cardwell	Date